Exhibit 5.1

January 9, 2008

Learning Tree International, Inc.

1805 Library Street

Reston, Virginia 20190

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Learning Tree International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 1,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, reserved for issuance pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”) and the subsequent offer and sale by certain selling shareholders of Common Stock granted to them under the Plan pursuant to the Registration Statement. As such counsel, we have examined the proceedings taken in connection with the Plan and proposed to be taken in connection with the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that such Common Stock will be legally issued, fully paid and non-assessable when issued in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan and when subsequently offered and sold as contemplated by the Registration Statement.

We consent to the use of our opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP

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